Dear Swiss Helvetia Fund Stockholder:
Included in this package are proxy materials for the Annual Meeting of Stockholders of The Swiss Helvetia Fund, Inc. to be held on June 16, 2010. Your Swiss Helvetia Fund shares are registered in the name of your broker as the holder of record.

YOUR SHARES CANNOT BE VOTED ON CERTAIN PROPOSALS
UNLESS YOU GIVE YOUR SPECIFIC VOTING INSTRUCTIONS!

We urge you to vote your shares as promptly as possible to avoid additional solicitation expenses.
Please forward your voting instructions as soon as possible using one of the following methods:

Available 24 Hours a Day – 7 Days a Week

Vote by Telephone	Vote by Internet

Using a touch-tone telephone, call the toll-free number which appears on the enclosed Voting Instruction Form.	Go to website: WWW.PROXYVOTE.COM

Just follow these four easy steps:	Just follow these four easy steps:
1. 2. 3. 4.
Read the Swiss Helvetia Fund Proxy Statement and the enclosed Voting Instruction Form.

Call the toll-free number located on your Voting Instruction Form.

Enter your 12-digit Control Number located on your Voting Instruction
Form.

Follow the simple recorded instructions.
1. 2. 3. 4.
Read the Swiss Helvetia Fund Proxy Statement and the enclosed Voting Instruction Form.

Go to the website www.proxyvote.com.

Enter your 12-digit Control Number located on your Voting Instruction Form.

Follow the simple instructions.

If you vote by telephone or Internet, do not return your Voting Instruction Form. Thank you for your vote!

THE SWISS HELVETIA FUND, INC.
1270 Avenue of the Americas
New York, New York  10020

June 4, 2010

Dear Stockholder:

We previously sent you a Proxy Statement for the Annual Meeting of Stockholders of The Swiss Helvetia Fund, Inc. (the "Fund") to be held on Wednesday, June 16, 2010 at 11:30 a.m.

As disclosed in the Proxy Statement, your Board of Directors recommends you vote "FOR" the election of the four Class I Directors (Proposal 1) and "FOR" the ratification of Deloitte & Touche LLP as the Fund's independent registered public accounting firm (Proposal 2).  The Board, however, recommends you vote "AGAINST" the proposal submitted by Mr. Walter S. Baer, asking the Board to take the steps necessary to convert the Fund from a closed-end fund to an interval fund (Proposal 3).

Independent Third-Party Voting Recommendations

The Fund has received reports from Institutional Shareholder Services Inc. ("ISS"), a wholly-owned subsidiary of RiskMetrics Group, Inc., and Glass Lewis & Co. ("Glass Lewis"), providers of proxy voting and corporate governance services.  ISS and Glass Lewis have reviewed the Proxy Statement and recommend that you vote "FOR" Proposals 1 and 2 and "AGAINST" Proposal 3.  Copies of these reports may be available through your broker or upon request to the Fund's proxy solicitor.

Other Proposals Submitted by Mr. Baer in 2010

Fund management is aware of at least four other closed-end funds that have included proposals from Mr. Baer in their 2010 proxy materials that are identical to Proposal 3.  Those funds are:  Morgan Stanley Asia-Pacific Fund, Inc., The Malaysia Fund, Inc., The New Germany Fund, Inc. and The European Equity Fund, Inc.  Mr. Baer also submitted a proposal to SunAmerica Focused Alpha Large-Cap Fund, Inc., asking the board of that fund to authorize a tender offer for 100% of the fund's outstanding securities.

Fund management believes that the Fund's stockholders should be aware of the number of similar or identical stockholder proposals submitted by Mr. Baer to other funds this year when considering whether their interests are aligned with those of Mr. Baer and determining how to vote their shares on Proposal 3.

*    *    *   *   *

A proxy card and return envelope are enclosed for your convenience.  If you have already voted on these proposals, you may change your vote by returning the enclosed proxy card.  In order to avoid the additional expense to the Fund of further solicitation, please mail your completed proxy card promptly.

The Board of Directors of the Fund, including the non-interested Directors, recommends a vote "FOR" Proposals 1 and 2 and a vote "AGAINST" Proposal 3.

If you have any questions or need assistance in voting your shares, or would like an additional copy of the Proxy Statement or a copy of the ISS or Glass Lewis Reports, please contact the Fund's proxy solicitor, Georgeson Inc. at 1-800-561-3947.